WRITTEN CONSENT

OF

THE SOLE DIRECTOR

OF

GOCHIP INC.

August 31, 2015

The undersigned, constituting the sole member (the “Director”) of the Board of Directors (the “Board”) of GoChip Inc., a California corporation (the “Company”), in accordance with Section 307(b) of the California Corporations Code (as amended, the “CCC”) and the Bylaws of the Company (the “Bylaws”), without the formality of convening a meeting, does hereby consent to and adopt the following resolutions. It is the intent of the undersigned that this Written Consent of the Sole Director be executed in lieu of a special meeting of the Board, which consent shall be filed by the Secretary of the Company with the minutes of the meetings of the Board.

Appointment of Director

WHEREAS, pursuant to Article III, Section 2 of the Bylaws, the number of authorized directors on the Board is three (3);

WHEREAS, two (2) vacancies currently exist on the Board;

WHEREAS, pursuant to Section 305(a) of the CCC and Article III, Section 13 of the Bylaws, if the number of directors is less than a quorum, and except for a vacancy created by the removal of a director, vacancies on the Board may be filled a sole remaining director; and

WHEREAS, the Director has determined it to be in the best interests of the Company and its shareholders to appoint Paul Wolfe to the Board.

NOW, THEREFORE, BE IT RESOLVED, that Paul Wolfe is hereby appointed to serve as a director on the Board until his resignation or his successor is duly elected and qualified.

Omnibus Resolutions

RESOLVED, that any and all actions heretofore or hereafter taken by the officers or directors of the Company within the terms of any of the foregoing resolutions are hereby ratified and confirmed as the acts and deeds of the Company.

RESOLVED FURTHER, that each of the officers and directors of the Company is hereby authorized and directed to execute and deliver any and all documents and to take such other action as he or she deems necessary, advisable, or appropriate to carry out the purposes and intent, but within the limitations, of the foregoing resolutions, the execution, delivery or taking of such actions to be conclusive evidence that the same have been authorized by these resolutions.

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Executed as of the date first written above.

/s/ John Strisower
John Strisower